EXHIBIT 11

              Statement Regarding Computation of Per Share Earnings

              Three and Six Months Ended December 31, 2002 and 2001

                (Dollars in thousands, except per share amounts)

                                                                        Three months ended                  Six months ended
                                                                           December 31,                       December 31,
                                                                   ------------------------------    ---------------------------
                                                                        2002             2001          2002              2001
                                                                   --------------- --------------  ------------    -------------
Net income......................................................           $3,824         $3,571        $7,648          $7,124
                                                                      ===========     ==========   ===========     ============
Number of shares outstanding:

Weighted average shares issued..................................       11,900,000     11,900,000    11,900,000      11,900,000
Less: Weighted average shares held in treasury..................        4,714,030      4,310,940     4,640,016       4,285,809
Less: Average shares held by the ESOP...........................          952,000        952,000       952,000         952,000
Plus: ESOP shares released or committed to be
           released during the fiscal year......................          763,227        647,502       748,242         633,557
                                                                      -----------     ----------   -----------     ------------
Average basic shares............................................        6,997,197      7,284,562     7,056,226       7,295,748
Plus: Average common stock equivalents..........................          529,501        494,799       533,515         532,854
                                                                      -----------     ----------   -----------     ------------
Average diluted shares..........................................        7,526,698      7,779,361     7,589,741       7,828,602
                                                                      ===========     ==========   ===========     ============

Earnings per common share:
        Basic....................................................          $0.55           $0.49         $1.08          $0.98
                                                                      ==========      ===========  ===========     ============
        Diluted..................................................          $0.51           $0.46         $1.01          $0.91
                                                                      ==========      ===========  ===========     ============


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